As filed with the Securities and Exchange Commission on October 18, 2005
                                                       Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                            REDDY ICE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                  56-2381368
  (State or other jurisdiction of                   (I.R.S. Employer
  incorporation or organization)                 Identification Number)

        8750 North Central Expressway
                 Suite 1800
                Dallas, Texas                                 75231
  (Address of principal executive offices)                 (Zip Code)

                            Reddy Ice Holdings, Inc.
                          2005 Long-Term Incentive and
                              Share Award Plan and
                            Reddy Ice Holdings, Inc.
                                  KEEP Program

                                Steven J. Janusek
                             Chief Financial Officer
                            Reddy Ice Holdings, Inc.
                          8750 North Central Expressway
                                   Suite 1800
                               Dallas, Texas 75231
                     (Name and address of agent for service)
                                 (214) 526-6740
          (Telephone number, including area code, of agent for service)
                         ______________________________
                                    copy to:
                               Roger Meltzer, Esq.
                             John Papachristos, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                         ______________________________



                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
 Title of Securities to be     Amount to be          Proposed Maximum            Proposed Maximum            Amount of
      Registered (1)            Registered       Offering Price Per Share  Aggregate Offering Price (2)  Registration Fee
                                                            (2)                                                 (2)
----------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value  750,000 shares (3)            $21.525                   $16,143,750               $1,900
     $0.01 per share
----------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value   25,817 shares (4)            $18.50                    $477,614.50                 $56
     $0.01 per share
----------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2) Computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. With respect to shares to be offered pursuant to the Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share Award Plan, determined by averaging the high and low sales prices of the Registrant's common stock reported on the New York Stock Exchange for October 17, 2005. With respect to shares issued pursuant to the Reddy Ice Holdings, Inc. KEEP Program, determined by reference to the initial public offering price on August 12, 2005.

(3) Represents 750,000 shares of Common Stock issuable pursuant to the Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share Award Plan.

(4) Represents 25,817 shares of Common Stock issued pursuant to the Reddy Ice Holdings, Inc. KEEP Program.

                                EXPLANATORY NOTE

     This registration statement on Form S-8 of Reddy Ice Holdings, Inc. (this "Registration Statement") has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register up to 750,000 shares of our common stock, par value $0.01 per share, to be issued to participants in the Reddy Ice Holdings, Inc. Long Term Incentive and Share Award Plan (the "Plan") and 25,817 shares of our common stock issued to participants pursuant to the Reddy Ice Holdings, Inc. KEEP Program (the "KEEP Program"), which includes the registration for reoffer and resale of:

o up to 750,000 shares of our common stock that may be acquired in the future under this Registration Statement by participants in the Plan who are our "affiliates" as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute "control securities" as such term is defined in General Instruction C.1(a) of Form S-8 under the Securities Act; and

o 25,817 restricted shares of our common stock issued prior to the filing of this Registration Statement to employees under our KEEP Program, which shares constitute "restricted securities" as such term is defined in Rule 144(a)(3) under the Securities Act.

     The materials that follow Part I and precede Part II of this Registration Statement constitute a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold under the reoffer prospectus by each selling stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e).

                                     PART I

                            SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(i) under the Securities Act. Such documents are not required to be, and are not being, filed by Reddy Ice Holdings, Inc. with the Securities and Exchange Commission (the "SEC"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

                                 775,817 Shares

                            REDDY ICE HOLDINGS, INC.

                                  COMMON STOCK

                          _____________________________

This prospectus covers the reoffer and resale by the selling stockholders of up to 750,000 shares of our common stock that we may issue in the future to participants in the Reddy Ice Holdings, Inc. Long Term Incentive and Share Award Plan (the "Plan") and 25,817 shares of our common stock issued to participants pursuant to the Reddy Ice Holdings, Inc. KEEP Program (the "KEEP Program"), including

     o 25,817 restricted shares of our common stock issued prior to the filing of the registration statement of which this reoffer prospectus is a part to employees under our KEEP Program, which shares constitute "restricted securities" as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended (the "Securities Act"), and

     o up to 750,000 shares of our common stock that may be acquired in the future by participants in the Plan who are our "affiliates" as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute "control securities" as such term is defined in General Instruction C.1(a) of Form S-8 under the Securities Act.

The shares of the selling stockholders may be offered from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The amount of securities to be offered or resold under this prospectus by each selling stockholder or other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

Our common stock is traded on the New York Stock Exchange under the symbol "FRZ." On October 17, 2005, the closing sale price as reported by the NYSE was $21.44 per share.

   Investing in our common stock involves risks. Risk Factors begin on page 4.

                          _____________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          _____________________________

Our principal executive offices are located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231 and our telephone number is (214) 526-6740.

                          _____________________________

                 The date of this prospectus is October 18, 2005

                                TABLE OF CONTENTS

                                                                            Page

FORWARD-LOOKING STATEMENTS...................................................1
PROSPECTUS SUMMARY...........................................................2
RISK FACTORS.................................................................4
USE OF PROCEEDS.............................................................13
SELLING STOCKHOLDERS........................................................14
PLAN OF DISTRIBUTION........................................................18
AVAILABLE INFORMATION.......................................................20

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as "may," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "plan," "potential" and "continue" and the negatives of these terms and variations of them or similar terminology. The forward-looking statements in this prospectus include, but are not limited to, statements under "Prospectus Summary," and "Risk Factors" regarding our future financial condition, prospects, developments and business strategies. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. Factors you should consider that could cause these differences are:

     o    general economic trends and seasonality;

     o    weather conditions;

     o the ability of our subsidiaries to make distributions to us in amounts sufficient to service our debt and other obligation;

     o our substantial leverage and ability to service our debt and pay dividends;

     o    the restrictive covenants under our indebtedness;

     o    the availability of capital sources;

     o fluctuations in our operating costs, including in the prices of electricity, fuel, polyethylene and other required expenses;

     o    competitive practices in the industry in which we compete;

     o    changes in labor conditions;

     o    our capital expenditure requirements;

     o the risks associated with acquisitions and the failure to integrate acquired businesses;

     o    technological changes and innovations;

     o costs associated with potential product liability claims or liabilities under environmental laws;

     o    legislative or regulatory requirements; and

     o    all the other factors described herein under "Risk Factors."

     You should not unduly rely on these forward-looking statements as they speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

     The following is a summary of information set forth throughout this prospectus and should be read together with the more detailed information and the financial statements and the related notes included elsewhere in this prospectus. See "Risk Factors" for factors that you should consider and "Forward-Looking Statements" for information relating to statements contained in this prospectus that are not historical facts. In this prospectus, unless otherwise noted, (1) the words "Company," "we," "our," "ours" and "us" refer to Reddy Ice Group, Inc., formerly known as Packaged Ice, Inc. and its subsidiaries for periods through August 14, 2003 and to Reddy Ice Holdings, Inc. and its subsidiaries for periods subsequent to August 14, 2003, (2) "Reddy Group" refers to Reddy Ice Group, Inc., formerly known as Packaged Ice, Inc., and not its subsidiaries, and (3) "Reddy Holdings" refers to Reddy Ice Holdings, Inc. and not its subsidiaries.

                                   Our Company

     We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name. We believe our sales are more than three times those of any other packaged ice supplier in the United States. Our principal product is ice packaged in seven to fifty pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2004, we sold the equivalent of over 484 million seven-pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and favorable population growth patterns. Population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 13 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi-state demands of customers in our markets.

     Our business is characterized by consistent annual customer demand, attractive margins and modest annual capital requirements. Based on our past experience, retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes. In 2004, we had revenues, net income and net income available to common stockholders of $285.7 million, $16.6 million and $6.0 million, respectively. For the six months ended June 30, 2005, we had revenues and a net loss of $132.4 million and $4.8 million, respectively.

     We operate in two business segments: ice products and non-ice products and operations. Ice products accounted for approximately 94% of our total revenues in 2004. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory(R) machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. In 2004, traditional ice manufacturing and Ice Factory sales accounted for approximately 91% and 9% of our ice product revenues, respectively. The majority of our sales are direct to supermarket chains, convenience stores, mass merchants and other commercial customers. In addition, a portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers. Non-ice products and operations consist of refrigerated warehousing and the manufacture and sale of bottled water.

     We have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers.

We have a diverse customer base and long-standing relationships with our customers across all major retail channels as evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores such as Albertson's, Circle-K, ExxonMobil, Food Lion, Kroger, 7-Eleven and Wal-Mart. Our largest customer, Wal-Mart and Sam's Club on a combined basis, accounted for approximately 10% of our revenues in 2004 and approximately 11% of our revenues for the six months ended June 30, 2005. Most of our major customers, including eighteen of our top twenty retail ice customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to the majority of our top twenty retail ice customers. The percentage of our total revenues derived from and volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

     At June 30, 2005, we owned or operated 58 ice manufacturing facilities, 53 distribution centers, approximately 79,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, five refrigerated warehouses and one bottled water plant. As of the same date, we had an aggregate daily ice manufacturing capacity of over 16,000 tons, the equivalent of over 4.5 million seven-pound bags of ice. We acquired two businesses in 2003 and 11 businesses in 2004.

                              Corporate Information

     Reddy Ice Holdings, Inc. was incorporated on May 8, 2003. Our principal executive offices are located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231 and our telephone number is (214) 526-6740. Our website address is www.reddyice.com. Information contained in or connected to our website is not deemed to be incorporated by reference into, and does not otherwise constitute a part of, this prospectus.

     Reddy Holdings' common stock is traded on the New York Stock Exchange under the ticker symbol "FRZ".

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, YOU MAY LOSE ALL OR PART OF YOUR ORIGINAL INVESTMENT.

                      Risks Relating to Our Dividend Policy

THE PAYMENT OF DIVIDENDS IS AT THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS AND THE REDUCTION OR ELIMINATION OF DIVIDENDS WOULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We are not obligated to pay dividends on our common stock. The payment of dividends is at the sole discretion of our board of directors and our board of directors may decide to eliminate or reduce any dividends paid on our common stock. Any reduction or elimination of dividends could cause the market price of our common stock to decline and could further cause your shares of common stock to become less liquid, which may result in losses by you.

EVEN IF OUR BOARD OF DIRECTORS DESIRES TO DECLARE AND PAY DIVIDENDS, WE MIGHT NOT HAVE CASH IN THE FUTURE TO PAY DIVIDENDS IN THE INTENDED AMOUNTS OR AT ALL.

     Our ability to pay dividends, and our board of directors' determination to keep our dividend policy, will depend on numerous factors, including the following:

     o    the state of our business, competition and changes in our industry;

     o changes in the factors, assumptions and other considerations made by our board of directors in reviewing and adopting our dividend policy;

     o our future results of operations, financial condition, liquidity needs and capital resources;

     o our various expected cash needs, including cash interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company and taxes; and

     o potential sources of liquidity, including borrowing under our revolving credit facility or possible asset sales.

     Over time, our capital and other cash needs will invariably be subject to uncertainties, which could affect whether we pay dividends and the level of any dividends we may pay in the future. In addition, to the extent that we would seek to raise additional cash from additional debt incurrence or equity security issuances, we cannot assure you that such financing will be available on reasonable terms or at all. Each of the factors listed above could negatively affect our ability to pay dividends in accordance with our dividend policy or at all.

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY AGREEMENTS GOVERNING OUR DEBT, INCLUDING OUR CREDIT FACILITIES AND THE REDDY HOLDINGS INDENTURE, AND BY DELAWARE LAW.

     Our credit facilities and the Reddy Holdings indenture restrict our ability to pay dividends.

     Additionally, under the Delaware General Corporation Law, or DGCL, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     If, as a result of these restrictions, we are required to reduce or eliminate the payment of dividends, a decline in the market price or liquidity, or both, of our common stock could result. This may in turn result in losses by you.

OUR DIVIDEND POLICY MAY LIMIT OUR ABILITY TO PURSUE GROWTH OPPORTUNITIES, WHICH MAY HARM OUR COMPETITIVE POSITION AND CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     If we continue paying dividends, we may not retain a sufficient amount of cash to consummate acquisitions, and may need to seek financing to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. The risks relating to funding any dividends, or other cash needs as a result of paying dividends, are summarized in the preceding risk factors. If we are unable to take timely advantage of growth opportunities, our future financial condition and competitive position may be harmed, which in turn may adversely affect the market price of our common stock.



                         Risks Relating to Our Business

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS, WHICH MAY REDUCE OUR CASH FLOW AND IMPEDE OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK, REMAIN IN COMPLIANCE WITH DEBT COVENANTS, MAKE PAYMENTS ON OUR INDEBTEDNESS AND OPERATE OUR BUSINESS.

     As of June 30, 2005, on a pro forma basis after giving effect to our initial public offering, we would have had outstanding indebtedness of approximately $378.5 million, which would have represented approximately 68% of our total consolidated capitalization. As of June 30, 2005, on a pro forma basis after giving effect to our initial public offering, we also would have had availability of $23.6 million (which would have been net of borrowings of $30.7 million under our revolving credit facility and standby letters of credit of approximately $5.7 million) under our revolving credit facility.

     Our substantial indebtedness could have important consequences. For example, it could:

     o make it more difficult for us to comply with the terms of our outstanding debt;

     o require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, thus making it more difficult for us to pay dividends on our common stock;

     o make us more vulnerable to, and reduce our flexibility in planning for, changes in general economic, industry and competitive conditions;

     o limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy, or other purposes; and

     o    place us at a disadvantage compared to our competitors with less debt.

     Any of the above listed factors could make us more vulnerable to defaults and place us at a competitive disadvantage, therefore making an investment in our common stock less attractive when compared to other investments. Further, if we do not have sufficient earnings to service our debt, we would need to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do on commercially reasonable terms or at all.

WE COULD INCUR MORE INDEBTEDNESS, WHICH MAY INCREASE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE, INCLUDING OUR ABILITY TO SERVICE OUR INDEBTEDNESS AND PAY DIVIDENDS ON OUR COMMON STOCK.

     The indenture (the "Reddy Holdings indenture") governing our 10 1/2% senior discount notes due 2012 (the "Reddy Holdings notes"), and our credit facilities permit us, under certain circumstances, to incur a significant amount of additional indebtedness. For example, our credit facilities allow us to incur up to an additional $80.0 million of incremental term loans under our credit facilities, subject to certain conditions. In addition, we may incur additional indebtedness through our revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt and pay dividends on our common stock, would increase. This, in turn, could negatively affect the market price of our common stock.

THE TERMS OF OUR CREDIT FACILITIES AND THE REDDY HOLDINGS INDENTURE MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES IN OUR BUSINESS OR TO TAKE CERTAIN ACTIONS.

     Our credit facilities and the Reddy Holdings indenture contain, and any future indebtedness of ours would likely contain, a number of financial and other restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests.

     The operating and financial restrictions and covenants in our existing and future debt agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in our credit facilities could result in a default under such facilities. If any such default occurs, the lenders may elect to declare all obligations under our credit facilities to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the Reddy Holdings notes. If the debt under our credit facilities or the Reddy Holdings notes were to be accelerated, our business operations would be interrupted, which would adversely affect the market price of our common stock.

THE SEASONAL NATURE OF THE ICE BUSINESS RESULTS IN LOSSES AND LOWER PROFIT MARGINS IN THE FIRST AND FOURTH QUARTERS OF THE YEAR.

     We experience significant seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters when the weather is generally warmer, which results in an increased demand for ice. We also earn our net income during these same periods. As a result of seasonal revenue declines and the lack of a corresponding decrease in expenses, we experience net losses and materially lower profit margins during the first and fourth calendar quarters. Variations in demand could have a material adverse effect on the timing of our cash flows and therefore limit our ability to timely service our obligations with respect to our indebtedness and to pay dividends. In addition, because our operating results depend significantly on sales during the second and third calendar quarters, our results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

WEATHER CONDITIONS AND WEATHER EVENTS CAN DECREASE OUR SALES OR INCREASE OUR EXPENSES.

     Cool or rainy weather can decrease sales, while extremely hot weather may increase our expenses, each resulting in a negative impact on our operating results and cash flow. Ice consumers demand ice for a variety of reasons, but many of them buy ice in connection with outdoor related activities, both commercial and recreational. As a result, demand for ice increases during periods of warm, sunny weather, and conversely, demand decreases during periods of cool, rainy weather. During extended periods of cool or rainy weather on a national basis, our revenues and resulting net income may substantially decline. Also, hot weather does not necessarily result in greater net income. During extended periods of hot weather, our profits and cash flow may decline because of an increase in expenses in response to excess demand. We may have to transport ice from one plant to another and, in some cases, purchase ice from third party sources and transport it to a specific market to meet this excess demand, resulting in higher expenses and inconsistent service and product quality Finally, although extreme weather events such as hurricanes can cause an increase in volume sales, those sales are not necessarily profitable due to added costs and disruptions to our normal service and distribution routes.

OUR FAILURE TO SUCCESSFULLY COMPETE IN OUR MARKETS, RETAIN EXISTING CUSTOMERS AND OBTAIN NEW CUSTOMERS COULD LIMIT OUR PROSPECTS AND CAUSE US TO LOSE MARKET SHARE.

     Our businesses are highly competitive. We have many competitors in each of our geographic markets offering similar products and services. Competition in our businesses is based primarily on service, quality and price. We could lose market share if we fail to successfully compete against our competitors in any of these areas, if our existing competitors expand their capacity, if new entrants successfully penetrate our markets, if we fail to adequately serve our existing base of customers, or if our larger grocery or convenience store customers decide to manufacture their own ice rather than purchase our products.

INCREASES IN THE PRICES OF ELECTRICITY, CERTAIN RAW MATERIALS, INSURANCE AND OTHER REQUIRED EXPENSES COULD, IF WE CANNOT PASS THOSE PRICE INCREASES ALONG TO OUR CUSTOMERS, HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     We use substantial amounts of electricity in connection with our manufacturing process, fuel to operate the refrigerated trucks for ice delivery and polyethylene, which is the primary raw material used to manufacture the bags we use to package our ice. We also carry general liability, workers compensation, health and vehicle insurance. We have already experienced increases in fuel costs, bag costs and insurance costs and may experience further increases in the future. If the prices for these items or other expenses increase beyond the amounts that we are able to pass along to our customers, our profits and our operating cash flow would decrease.

OUR ACQUISITIONS MAY NOT BE SUCCESSFULLY INTEGRATED AND COULD CAUSE UNEXPECTED FINANCIAL OR OPERATIONAL DIFFICULTIES.

     In 2004, we completed 11 acquisitions. We anticipate that we may, from time to time, selectively acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Acquisitions are also accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Further, acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention, any of which could increase the costs of operating our business, negate the expected benefits of the acquisitions or result in the loss of customers.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF VIOLATIONS OF OR LIABILITIES UNDER ENVIRONMENTAL LAWS.

     Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs, or curtailment of our operations. For example, our ice manufacturing and cold storage operations use refrigerants such as ammonia and freon. Some of our facilities may not be in compliance with certain freon refrigerant requirements, such as leak detection and repair, recordkeeping or reporting. In addition, the market price of freon is rising as a result of phase-outs under federal laws, which could significantly increase our operating costs in the future if we are not able to obtain approved substitutes. From time to time, our use of ammonia has resulted in releases that have temporarily disrupted our manufacturing operations and resulted in lawsuits or administrative penalties. For example, we are currently in the process of settling litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana facility.

     Material violations of, or liabilities under, environmental laws may require us to incur substantial costs which could reduce our profits, or to divert resources from ongoing environmental programs and improvements, which could delay our efforts to integrate acquisitions and upgrade our operations, or expose us to risk of further environmental liability.

OUR BUSINESS COULD BE DISRUPTED OR WE COULD INCUR SUBSTANTIAL COSTS BECAUSE OF GOVERNMENT LAWS AND REGULATIONS.

     We are subject to various federal, state and local laws relating to many aspects of our business, including labeling, sanitation, health and safety and manufacturing processes. We cannot predict the types of government regulations that may be enacted in the future by the various levels of government or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may cause a disruption in our operations or require additional expenditures by us, some of which could be material. We may incur material costs and liabilities in order to comply with any such laws and regulations and such costs and liabilities may result in substantial expenses to us and could divert management's time and attention.

IF WE ARE UNABLE TO RETAIN SENIOR EXECUTIVES AND ATTRACT AND RETAIN OTHER QUALIFIED EMPLOYEES, OUR BUSINESS MIGHT BE ADVERSELY AFFECTED.

     Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully. Our success also depends to a significant extent on the continued service and performance of our senior management team and in particular on the continued service of William P Brick, our Chairman and Chief Executive Officer, and Jimmy
C. Weaver, our President and Chief Operating Officer. In addition, we do not carry "key man" life insurance. Our inability to successfully attract and retain personnel or the loss of any member of our senior management team could impair our ability to execute our business plan.

ACCIDENTS INVOLVING OUR PRODUCTS AND EQUIPMENT COULD EXPOSE US TO INCREASED COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS.

     We are subject to a risk of product liability claims and adverse publicity if a consumer is or claims to be harmed while using our products or equipment. Any such claim may result in negative publicity, loss of revenues or higher costs associated with litigation.

     We currently carry product liability insurance. However, this insurance may be insufficient to pay for all or a large part of these losses. If our insurance does not adequately cover these losses, our results of operations and cash flow would decrease and such a decrease could be material.

WE MAY LOSE CUSTOMERS' BUSINESS TO COMPETITORS AS A RESULT OF OUR LIMITED INTELLECTUAL PROPERTY PROTECTION, INCLUDING ON THE ICE FACTORY(R).

     As the sole major ice supplier using an on-site production and delivery system at our customers' retail locations, we have enjoyed a competitive advantage over our competitors. Our proprietary Ice Factory system is preferred by certain of our high volume customers to traditional ice delivery and gives us more flexibility during peak seasons. Competitors sometimes test machines similar to The Ice Factory. If any of our competitors are successful with the rollout of a competing system, we could lose business to these companies, which would result in decreased cash flows and results of operations.

     It is also our practice to protect certain of our proprietary materials and processes by relying on trade secrets laws and nondisclosure and confidentiality agreements. Confidentiality or trade secrets may not be maintained and others may independently develop or obtain access to such materials or processes, which could adversely affect our competitive position and ability to differentiate our products and services from our competitors' offerings.

LIMITATIONS ON OUR ABILITY TO UTILIZE OUR TAX ASSETS BEFORE THEY EXPIRE MAY NEGATIVELY AFFECT FINANCIAL RESULTS AND THE ABILITY TO PAY DIVIDENDS TO YOU.

     As of December 31, 2004, we had net operating loss carry-forwards for U.S. federal income tax purposes of approximately $109 million, of which approximately $86 million was attributable to the Predecessor. There are annual limitations on the utilization of the net operating loss carry-forwards generated by the Predecessor due to changes in ownership on and prior to August 15, 2003. We cannot assure you that we will be able to utilize our tax assets. Further, since at the closing of our initial public offering our existing equity investors ceased to own a majority of our common stock, new limitations apply to the approximately $23 million of net operating loss carry-forwards that were not generated by the Predecessor and additional limitations apply to the net operating loss carry-forwards generated by the Predecessor. If we are not able to utilize our tax assets in the manner or in the timeframe we anticipate, our future after-tax cash flow available for payment of dividends on our common stock will be reduced.

ANY SIGNIFICANT REDUCTION IN GOODWILL AND OTHER INTANGIBLE ASSETS WOULD HAVE AN ADVERSE EFFECT ON THE VALUE OF OUR BUSINESS.

     Our acquisitions have resulted in significant amounts of goodwill and other intangible assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, and intangible assets totaled approximately $304.2 million at June 30, 2005, representing approximately 50% of our total assets. In the future, goodwill and intangible assets may increase as a result of future acquisitions. Goodwill and intangible assets are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions, adverse changes in applicable laws or regulations, including changes that re-strict the activities of the acquired business, and a variety of other circumstances. During the six months ended June 30, 2005 we recorded a non-cash impairment charge of $5.7 million to the goodwill in the cold storage portion of our non-ice products and operations business segment as a result of a significant reduction in cold storage sales volumes related to a particular customer. The amount of this and any future impairment must be charged to earnings. Any future determination requiring the write-off of a significant portion of the goodwill and intangible assets recorded on our balance sheet would have an adverse effect on the value of our business.

WE ARE SUBJECT TO ADDITIONAL REGULATIONS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH WILL RESULT IN A GREATER BURDEN ON OUR MANAGEMENT RESOURCES AND INCREASED COSTS.

     As a public company with listed equity securities, we are required to comply with new laws, regulations and requirements, certain additional provisions of the Sarbanes-Oxley Act of 2002, related Securities and Exchange Commission ("SEC") regulations and requirements of the New York Stock Exchange that we did not need to comply with as a private company. Preparing to comply and complying with new statutes, regulations and requirements will occupy a significant amount of the time of our board of directors, management and our officers, will increase our costs and expenses and may divert management's attention from other business concerns. We will need to:

     o create or expand the roles and duties of our board of directors, our hoard committees and management;

     o    institute a more comprehensive compliance function;

     o establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

     o involve and retain to a greater degree outside counsel and accountants in the above activities; and

     o    enhance our investor relations function.

OUR STATUS AS A PUBLIC COMPANY MAY INCREASE OUR INSURANCE COSTS AND MAKE IT MORE DIFFICULT FOR US TO ATTRACT AND RETAIN QUALIFIED OFFICERS AND DIRECTORS.

     We expect that being a public company will make it more expensive for us to obtain director and officer liability insurance due to potentially greater personal liability faced by public company officers and directors. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our management and board of directors, particularly to serve on our audit committee, and qualified executive officers.

WE WILL BE EXPOSED TO RISKS RELATING TO EVALUATIONS OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AS REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sar-banes-Oxley Act of 2002. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of
Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the New York Stock Exchange. Any such action could increase expenses, divert management's attention or lower investors' confidence in our company, which could cause the market price of our common stock to decline. In addition, our controls and procedures may not comply with all of the relevant rules and regulations of the SEC and the New York Stock Exchange. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner.

                       Risks Relating to Our Common Stock

IF OUR SHARE PRICE IS VOLATILE, WE MAY BE THE TARGET OF SECURITIES LITIGATION, WHICH IS COSTLY AND TIME-CONSUMING TO DEFEND.

     In the past, following periods of market volatility in the price of a company's securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted from the operation of our business, causing our business to suffer.

WE ARE A HOLDING COMPANY WITH NO OPERATIONS, AND UNLESS WE RECEIVE DIVIDENDS, DISTRIBUTIONS, ADVANCES, TRANSFERS OF FUNDS OR OTHER PAYMENTS FROM OUR SUBSIDIARIES, WE WILL BE UNABLE TO PAY DIVIDENDS ON OUR COMMON STOCK AND MEET OUR DEBT SERVICE AND OTHER OBLIGATIONS.

     We are a holding company and conduct all of our operations through our subsidiaries. We do not have, apart from our ownership of Reddy Group, any independent operations. As a result, we will rely on dividends and other payments or distributions from Reddy Group and our other subsidiaries to pay dividends on our common stock and meet our debt service and other obligations. The ability of Reddy Group and our other subsidiaries to pay dividends or make other payments or distributions to us will depend on our operating results and may be restricted by, among other things, the covenants that are contained in our credit facilities and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

     In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our subsidiaries, including obligations under our credit facilities. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our subsidiaries' liabilities and obligations have been paid in full.

OUR SPONSORS MAY HAVE SIGNIFICANT INFLUENCE ON OUR COMPANY, INCLUDING CONTROL OVER DECISIONS THAT REQUIRE THE APPROVAL OF EQUITYHOLDERS, WHETHER OR NOT SUCH DECISIONS ARE BELIEVED BY THE OTHER EQUITYHOLDERS TO BE IN THEIR OWN BEST INTERESTS.

     After the consummation of our initial public offering, affiliates of Trimaran Fund Management, L.L.C., or Trimaran, and Bear Stearns Merchant Banking, or BSMB, which we refer to collectively as our sponsors, continue to beneficially own approximately 40% of our common stock. Accordingly, in the event that our sponsors decide to act in concert, so long as our sponsors continue to own a significant percentage of our common stock they would have the collective ability to significantly influence or effec-tively control the outcomes of various matters requiring stockholder approval, including the nomination and election of directors, the determination of our corporate and management policies and the determination of the terms of and outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

PROVISIONS OF OUR CHARTER DOCUMENTS AND THE DELAWARE GENERAL CORPORATION LAW MAY INHIBIT A TAKEOVER, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Provisions of our charter documents and the General Corporation Law of Delaware, the state in which we are incorporated, could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of our company, even if doing so might be beneficial to our stockholders. Our amended and restated certificate of incorporation and by-laws provide for various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Our board of directors could therefore authorize and issue shares of preferred stock with voting or conversion rights that could dilute the voting power or diminish other rights of holders of our common stock. Additional provisions are included in our amended and restated certificate of incorporation and by-laws which could make it more difficult for stockholders to effect certain corporate actions, including:

     o the sole power of a majority of the board of directors to fix the number of directors and to fill any vacancy on the board of directors;

     o requirements for advance notification of stockholder nominations and proposals; and

     o the inability of stockholders to act by written consent and restrictions on the ability of stockholders to call special meetings.

     These provisions may discourage acquisition proposals and may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting stock or may delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

                                 USE OF PROCEEDS

     The selling stockholders or their transferees will pay any underwriting discounts and commissions and expenses for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses. The proceeds from the sale of the common stock offered under this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders currently own 25,817 of the 775,817 shares of our common stock registered under the registration statement of which this prospectus is a part. Offers and sales by the selling stockholders of these currently owned shares are covered by this prospectus. In addition, up to 750,000 shares of our common stock that we may issue in the future to participants in the Plan are being registered under the registration statement of which this prospectus is a part. Offers and sales by selling stockholders of any such shares issued in the future to participants in the Plan who are our "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

     The selling stockholders are our current and future officers, directors, employees and consultants who have received shares under our KEEP Program or will in the future receive shares of our common stock under the Plan. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this prospectus. The following table sets forth information as of October 1, 2005 with respect to the beneficial ownership of our common stock by each selling stockholder whose identity is known as of the date of this prospectus and the number of shares of our common stock held by such selling stockholder as of the date of this prospectus that are covered by this prospectus. Except as otherwise noted in the footnotes below, the address for each executive officer, director and employee listed below is c/o Reddy Ice Holdings, Inc. at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231.



                                                                                                      Percentage of
                                                                                                      Common Stock
                                                              Number of Shares                        Beneficially
                                                               Owned as of the                       Owned After All
                                           Number of Shares     Date of this                         Currently Owned
                                             Beneficially      Prospectus that                       Shares Covered
                                            Owned Prior to     May be Offered    Number of Shares        by this
                                           Sales Under this      under this       Covered by this    Prospectus are
       Name of Selling Stockholder            Prospectus         Prospectus        Prospectus(1)         Resold


Executive Officers and Directors:
Beth L. Bronner                                5,036(2)               --                 (1)                 *
    Director
Phillip M. Carpenter III                           --                 --                 (1)                 *
    Director
Robert J. Fioretti                                 --                 --                 (1)                 *
    Director
Andrew R. Heyer(3)                             4,337,194              --                 (1)               20.0
    Director
David E. King                                      --                 --                 (1)                 *
    Director
Douglas R. Korn                                    --                 --                 (1)                 *
    Director


                                      -14-

                                                                                                      Common Stock
                                                              Number of Shares                        Beneficially
                                                               Owned as of the                       Owned After All
                                           Number of Shares     Date of this                         Currently Owned
                                             Beneficially      Prospectus that                       Shares Covered
                                            Owned Prior to     May be Offered    Number of Shares        by this
                                           Sales Under this      under this       Covered by this    Prospectus are
       Name of Selling Stockholder            Prospectus         Prospectus        Prospectus(1)         Resold


Tracy L. Noll                                  22,286(4)              --                 (1)                 *
    Director
William P. Phoenix                                 --                 --                 (1)                 *
    Director
Robert N. Verdecchio                               --                 --                 (1)                 *
    Director
William P. Brick                              262,824(5)              --                 (1)                1.2
    Chairman of the Board of Directors
   and Chief Executive Officer
Jimmy C. Weaver                               263,957(6)              --                 (1)                1.2
    President, Chief Operating Officer
   and Director
Steven J. Janusek                             118,508(7)              --                 (1)                 *
    Executive Vice President, Chief
   Financial Officer and Secretary
Ben D. Key                                     60,420(8)              --                 (1)                 *
    Senior Vice President--Sales
Graham D. Davis                                98,256(9)              --                 (1)                 *
    Senior Vice President--Central
   Operations
Thomas L. Dann                                44,969(10)              --                 (1)                 *
    Senior Vice President--Western
   Operations
Joseph A. Geloso                              44,969(11)              --                 (1)                 *
    Senior Vice President--Eastern
   Operations
Raymond D. Booth                              87,839(12)              --                 (1)                 *
    Senior Vice President--Mid-Atlantic
   Operations
Mark A. Steffek                               27,181(13)              --                 (1)                 *
    Vice President--Finance and Treasurer



Employees:
Robert R. Rogers                                  974                974                (1)                 *
Brooks L. Mauldin                                 728                728                (1)                 *


                                      -15-

                                                                                                      Common Stock
                                                              Number of Shares                        Beneficially
                                                               Owned as of the                       Owned After All
                                           Number of Shares     Date of this                         Currently Owned
                                             Beneficially      Prospectus that                       Shares Covered
                                            Owned Prior to     May be Offered    Number of Shares        by this
                                           Sales Under this      under this       Covered by this    Prospectus are
       Name of Selling Stockholder            Prospectus         Prospectus        Prospectus(1)         Resold

Bruce L. Barnes                                   561                561                (1)                 *
Craig T. Call                                     787                787                (1)                 *
Dan Detmar Jr.                                    832                832                (1)                 *
David G. Smith                                   1,454               954                (1)                 *
Denis Gagnon                                     1,301               701                (1)                 *
Dixie Rogers                                      398                398                (1)                 *
Douglas L. Reeves                                1,120               920                (1)                 *
Gary L. Hull                                      875                675                (1)                 *
Anita G. Dyal                                     574                574                (1)                 *
Gerald W. Blackwood                               373                373                (1)                 *
Jeffery R. McDonald                               551                551                (1)                 *
Gerald A. Grimes                                 1,826               826                (1)                 *
Joseph F. Pullam                                  946                746                (1)                 *
Robert J. Whitfield                              1,619               619                (1)                 *
Jerry R. Raulerson, Jr.                           953                953                (1)                 *
Vernon L. Hatch                                   736                736                (1)                 *
Leslie D.Moyers                                   272                272                (1)                 *
Lorinette A. Zygela                               872                672                (1)                 *
Margaret E. Barajas                               562                562                (1)                 *
Mark M. Jackson                                   539                539                (1)                 *
James M. Eddleman                                 756                756                (1)                 *
Michael L. Greeson                                610                610                (1)                 *
Peter C. Ireland                                  462                462                (1)                 *
Roy O. Deavers                                    781                781                (1)                 *
Randy L. Panter                                  1,987               787                (1)                 *
Richard N. Bowles                                 773                773                (1)                 *
Rick C. Smith                                    1,091              1,091               (1)                 *
Russell D. Hase                                   741                741                (1)                 *
Frank R. Williams                                 780                280                (1)                 *
Sheenna K. Nichols                                680                680                (1)                 *
Smokey J. Wedel                                   682                682                (1)                 *
John S. Scianna                                   884                884                (1)                 *
Steven D. Waters                                  793                793                (1)                 *
Tamara L. Brooks                                  907                707                (1)                 *
Theresa L. Nielson                               1,237               837                (1)                 *


* Percentage of shares beneficially owned by such person does not exceed one percent.

(1) In addition to shares owned as of the date of this prospectus that are covered by this prospectus set forth in the second column opposite the names of selling stockholders in the table above, up to an additional 750,000 shares of our common stock that we may issue in the future to participants in the Plan who are our "affiliates" (as such term is defined in Rule 405 under the Securities Act ) are covered by this prospectus. The number of additional shares to be issued under the Plan in the future, the identity of the recipients of such additional shares and the determination of whether any such recipient is an affiliate of ours are subject a number of factors that are not yet determinable.

(2)  Includes 3,777 unvested restricted shares.

(3) Mr. Heyer may be deemed to share beneficial ownership of shares owned of record by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation by virtue of his status as a managing partner of Trimaran Investments II, L.L.C. Through Trimaran Investments II, L.L.C., Mr. Heyer share investment and voting power with respect to shares owned by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation but disclaims, other than with respect to Trimaran Capital, L.L.C., beneficial ownership of such shares. The business address for Mr. Heyer is 622 Third Avenue, New York, New York 10017.

(4)  Includes 3,777 unvested restricted shares.

(5)  Includes 102,337 unvested restricted shares.

(6)  Includes 102,879 unvested restricted shares.

(7)  Includes 45,119 unvested restricted shares.

(8)  Includes 27,820 unvested restricted shares.

(9)  Includes 41,882 unvested restricted shares.

(10) Includes 20,396 unvested restricted shares.

(11) Includes 20,396 unvested restricted shares.

(12) Includes 38,175 unvested restricted shares.

(13) Includes 9,543 unvested restricted shares.

     We will supplement this prospectus from time to time as required by the rules and regulations of the SEC to include certain information concerning the security ownership of the selling stockholders or any new selling stockholders, the number of shares offered for resale and the position, office and other material relationship which a selling stockholder has had within the past three years with the company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledges, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     The selling stockholders will act independently of Reddy Holdings in making decisions with respect to the timing, manner and size of each sale. These sales may be made at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions, including pursuant to one or more of the following methods:

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

     o    in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the selling stockholders may:

     o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

     o sell the shares short and redeliver the shares to close out such short positions,

     o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

     o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     Some of the preceding actions may not be available to the selling stockholders to the extent they are directors or executive officers of Reddy Holdings.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agent engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder, in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, the selling stockholder, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

     o    the number of shares being offered,

     o the terms of the offering, including the name of any underwriter, dealer or agent,

     o    the purchase price paid by any underwriter,

     o    any discount, commission and other underwriter compensation,

     o any discount, commission or concession allowed or reallowed or paid to any dealer, and

     o    the proposed selling price to the public.

     We intend to use reasonable commercial efforts to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement or (2) such time as when the selling stockholders no longer hold any remaining shares covered by this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered will be passed upon for us by Cahill Gordon & Reindel LLP. An investment partnership comprised of select partners of Cahill Gordon & Reindel LLP owns interests representing less than one-tenth of 1% of the capital commitments of funds controlled by Trimaran Fund Management, L.L.C.

                                     EXPERTS

     The consolidated financial statements of (i) Reddy Ice Holdings, Inc. and subsidiary (the "Successor") as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from May 8, 2003 (date of inception) to December 31, 2003, and (ii) Packaged Ice, Inc. and subsidiaries (the "Predecessor"), a wholly owned subsidiary of the Successor, for the period from January 1, 2003 to August 14, 2003 and the year ended December 31, 2002, incorporated by reference in this prospectus and the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs related to the acquisition of the Predecessor and the related accounting in accordance with SFAS No. 141, "Business Combinations," and the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002, and the restatement discussed in Note 18), and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and under those requirements we file reports and other information with the Securities and Exchange Commission (the "SEC"). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including our company, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, our filings with the SEC may be inspected and copied at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

     We have filed with the SEC a registration statement under the Securities Act of 1933 to register the securities offered by this prospectus. This prospectus constitutes only part of the registration statement and does not contain all the information in the registration statement and its exhibits because parts of the registration statement are allowed to be omitted by SEC rules. Statements in this prospectus or in any prospectus supplement about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about Reddy Ice Holdings, Inc. and the securities offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporation into it by reference. Copies of the registration statement together with exhibits may be inspected at the offices of the SEC as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the common stock. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in our affairs. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



We hereby incorporate by reference into this reoffer prospectus the following documents filed with the SEC:

     Our Prospectus dated August 26, 2005 filed with the Commission pursuant to Rule 424(b) under the Securities Act;

     Our annual report on Form 10-K filed with Commission for the fiscal year ended December 31, 2004;

     Our quarterly report on Form 10-Q filed with the Commission for the quarters ended March 31, 2005 and June 30, 2005;

     The filed portions of our current reports on Form 8-K filed on February 11, 2005, March 24, 2005, March 30, 2005, March 31, 2005, April 6, 2005, April
     14, 2005, April 29, 2005, May 16, 2005, June 6, 2005, June 27, 2005, July
     18, 2005, July 22, 2005, July 26, 2005, August 1, 2005, August 15, 2005,
     September 9, 2005 and September 30, 2005; and

     The description of our common stock, par value $0.01 per share, filed with our registration statement on Form 8-A (Registration No. 001-32596), filed with the Commission on August 4, 2005.

     All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates by reference documents which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Requests for such documents should be directed to our Secretary at Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231; Telephone (214) 526-6740.

                                 775,817 Shares

                            REDDY ICE HOLDINGS, INC.

                                  COMMON STOCK

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       DOCUMENTS INCORPORATED BY REFERENCE.

     The following documents have been filed by the Registrant with the Commission and are hereby incorporated by reference in this Registration
Statement:

     (a) Our Prospectus dated August 26, 2005 filed with the Commission pursuant to Rule 424(b) under the Securities Act;

     (b) The Company's annual report on Form 10-K filed with Commission for the fiscal year ended December 31, 2004;

     (c) The Company's quarterly report on Form 10-Q filed with the Commission for the quarters ended March 31, 2005 and June 30, 2005;

     (d) The filed portions of the Company's current reports on Form 8-K filed on February 11, 2005, March 24, 2005, March 30, 2005, March 31, 2005,
          April 6, 2005, April 14, 2005, April 29, 2005, May 16, 2005, June 6,
          2005, June 27, 2005, July 18, 2005, July 22, 2005, July 26, 2005,
          August 1, 2005, August 15, 2005, September 9, 2005 and September 30, 2005; and

     (e) The description of our common stock, par value $0.01 per share, filed with our registration statement on Form 8-A (Registration No. 001-32596), filed with the Commission on August 4, 2005.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

              Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action described in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. The registrant's Amended and Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

     The Registrant's Amended and Restated Certificate of Incorporation provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     In addition, the Registrant's Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, the Registrant shall indemnify any party subject to any threatened, pending or completed action, by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Registrant or in a similar capacity for any affiliate of the Registrant, all expenses (including court costs and attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom. However, the Registrant's Amended and Restated Certificate of Incorporation provides that, in an action by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent that, such person is fairly and reasonably entitled to indemnity, as the court deems proper. The Registrant shall, in advance of the final disposition of the matter, pay or promptly reimburse any expenses reasonably incurred in investigating and defending or responding to any action, suit, proceeding or investigation. The Certificate of Incorporation further provides that the right to indemnification is a contractual obligation of the Registrant in respect of acts or omissions occurring or alleged to have occurred while the individual was an officer or director and shall inure to the benefit of his or her estate, heirs, executors and administrators.

     Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The 25,817 restricted shares of our common stock issued prior to the filing of this Registration Statement that are "restricted securities" (as such term is defined in Rule 144(a)(3) under the Securities Act) that are being registered for reoffer and resale under this Registration Statement were issued in transactions exempt from registration under Rule 701 under the Securities Act.

ITEM 8. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

Exhibit No.  Description
-----------  -----------

4.1          Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share
             Award Plan (1)

5.1          Legal Opinion of Cahill Gordon & Reindel LLP+

23.1         Consent of Deloitte & Touche LLP, dated October 17, 2005.+

23.2         Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)

24.1 Powers of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference)

+    Filed herewith.

(1) Filed as an Exhibit to our Amendment No. 3 to Form S-4 filed with the Commission on August 24, 2005 and incorporated by reference herein.

ITEM 8. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs 1(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 18th day of October, 2005.

                                 REDDY ICE HOLDINGS, INC.


                                 By:    /s/ Steven J. Janusek
                                        ------------------------------
                                 Name:  Steven J. Janusek
                                 Title: Executive Vice President
                                        Chief Financial Officer
                                        and Secretary

     Each person whose signature appears below in so signing also makes, constitutes and appoints Steven J. Janusek and William P. Brick, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all amendments and post-effective amendments to this registration statement, and any registration statement or statements on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to shares of common stock of the Registrant to be issued under the Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share Award Plan and Reddy Ice Holdings, Inc.'s KEEP Program and to file the same (including any amendments to such registration statement and any additional registration statements filed in accordance with General Instruction E to Form S-8 to register additional securities), and all post-effective amendments thereto, together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed as of October 18, 2005 by the following persons in the capacities indicated.


                     Signature                                  Title
                     ---------                                  -----
 /s/ William P. Brick                            Chairman of the Board of Directors
---------------------------------------              and Chief Executive Officer
                  William P. Brick

 /s/ Jimmy C. Weaver                             President, Chief Operating Officer
---------------------------------------                     and Director
                  Jimmy C. Weaver

 /s/ Steven J. Janusek                                Executive Vice President,
---------------------------------------         Chief Financial Officer and Secretary
                 Steven J. Janusek

 /s/ Beth L. Bronner                                          Director
---------------------------------------
                  Beth L. Bronner

 /s/ Philip M. Carpenter III                                  Director
---------------------------------------
              Philip M. Carpenter III

 /s/ Robert J. Fioretti                                       Director
---------------------------------------
                 Robert J. Fioretti

 /s/ Andrew R. Heyer                                          Director
---------------------------------------
                  Andrew R. Heyer

 /s/ David E. King                                            Director
---------------------------------------
                   David E. King

 /s/ Douglas R. Korn                                          Director
---------------------------------------
                  Douglas R. Korn

 /s/ Tracy L. Noll                                            Director
---------------------------------------
                   Tracy L. Noll

 /s/ William P. Phoenix                                       Director
---------------------------------------
                 William P. Phoenix



                                      -7-


           Signature                                  Title
           ---------                                  -----

 /s/ Robert N. Verdecchio                            Director
---------------------------------------
                Robert N. Verdecchio



                                INDEX TO EXHIBITS

Exhibit No.     Description

4.1             Reddy Ice Holdings, Inc. 2005 Long-Term Incentive and Share
                Award Plan (1)

5.1             Legal Opinion of Cahill Gordon & Reindel LLP+

23.1            Consent of Deloitte & Touche LLP, dated October 17, 2005.+

23.2            Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1)

24.1 Powers of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference)

+    Filed herewith.

(1) Filed as an Exhibit to our Amendment No. 3 to Form S-4 filed with the Commission on August 24, 2005 and incorporated by reference herein.

                                                                     Exhibit 5.1



                   [Letterhead of Cahill Gordon & Reindel LLP]



October 18, 2005
Reddy Ice Holdings, Inc.
8750 North Central Expressway, Suite 1800
Dallas, Texas  75231

Ladies and Gentlemen,

     This opinion is furnished to you in connection with a registration statement on Form S-8 including a Reoffer Prospectus (together, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the proposed registration of 775,817 shares (the "Shares") of Common Stock, $0.01 par value per share (the "Common Stock"), of Reddy Ice Holdings, Inc., a Delaware corporation (the "Company"), including 750,000 shares of Common Stock under the Company's Long Term Incentive and Share Award Plan (the "Plan") and 25,817 shares of Common Stock issued to participants in the Reddy Ice Holdings, Inc. KEEP Program (the "KEEP Program").

     We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and (i) with respect to the Shares not yet issued, upon delivery of such Shares to participants under the Plan against payment therefore in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable and (ii) with respect to the previously issued Shares, such Shares are validly issued, fully paid and non-assessable.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and the judicial decisions interpreting these laws.

     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                         Sincerely yours,

                         /s/ Cahill Gordon & Reindel LLP

                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Reddy Ice Holdings, Inc. (the "Company") dated March 31, 2005 (August 2, 2005 as to the second paragraph of Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the acquisition of the Predecessor and the related accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets," on January 1, 2002, and the restatement discussed in Note 18), included in the Prospectus filed by the Company on August 26, 2005 pursuant to Rule 424(b) (Registration Statement No. 333-123871) under the Securities Act of 1933 and to the reference to us under the heading "Experts" appearing in this Registration Statement.



/s/ Deloitte & Touche LLP

Dallas, Texas
October 17, 2005